Filed Pursuant to Rule 424(b)(2)

Registration No. 333-147829

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered(1)	Maximum offering price per unit(2)	Maximum aggregate offering price(3)	Amount of registration fee(4)

Class A common stock, without par value	41,582	$29.67	$1,233,737.94	$87.97

(1)	Represents the 41,582 of additional shares of Kraft Foods Class A common stock being registered in addition to the 300,421 shares previously registered pursuant to the prospectus supplements filed with the Securities and Exchange Commission on February 12, 2010, February 18, 2010, February 24, 2010, March 2, 2010, March 11, 2010 and March 16, 2010. The 41,582 additional shares, together with the 300,421 shares previously registered, will increase the total number of registered shares of Kraft Foods Class A common stock to 342,003 shares.
(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the maximum offering price per unit was calculated as the average of the high and low sales prices of shares of Kraft Foods Class A common stock as quoted on the New York Stock Exchange on March 17, 2010.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the maximum aggregate offering price was calculated as the product of (i) 41,582 shares of Kraft Foods Class A common stock and (ii) $29.67, the maximum offering price per unit.
(4)	The amount of the filing fee, calculated in accordance with Rules 457(c) and 457(r) under the Securities Act, equals $71.30 per million of dollars of the proposed maximum offering price. The amount of such registration fee was previously paid by Kraft Foods in connection with the payment of the $948,884.20 fee paid in respect of the preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 9, 2009.

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus dated February 12, 2010 and Prospectus Supplements dated February 12, 2010, February 18, 2010, February 24, 2010, March 2, 2010, March 11, 2010 and March 16, 2010)

342,003 Shares

Kraft Foods Inc.

Class A Common Stock

This prospectus supplement supplements information contained in the prospectus dated February 12, 2010 and the prospectus supplements filed February 12, 2010 (the “February 12 Supplement”), February 18, 2010 (the “February 18 Supplement”), February 24, 2010 (the “February 24 Supplement”), March 2, 2010 (the “March 2 Supplement”), March 11, 2010 (the “March 11 Supplement”) and March 16, 2010 (the “March 16 Supplement” and, together with the February 12 Supplement, the February 18 Supplement, the February 24 Supplement, the March 2 Supplement and the March 11 Supplement, the “Prospectus Supplements”) covering the resale of shares of Class A common stock, without par value, of Kraft Foods Inc., which we refer to as “common stock” or “Kraft Foods common stock,” by or for the benefit of certain former securityholders of Cadbury plc. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus and the Prospectus Supplements. Capitalized terms used but not defined in this prospectus supplement have the meanings set forth in the February 12 Supplement.

See “Risk Factors” beginning on page S-3 of the February 12 Supplement to read about important factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 19, 2010.

SELLING SHAREHOLDERS

The information appearing in the table below supplements, amends and supersedes the information in the table under the heading “Selling Shareholders” on pages S-1 through S-5 of the March 16 Supplement. Eligible Holders may, but are not obligated to, sell some or all of their Eligible Shares through the DRS Dealing Facility. The total number of Eligible Shares that may be sold by Eligible Holders who validly accepted the offer on or prior to March 16, 2010 is 342,003. The following table sets forth certain information with respect to these Eligible Holders:

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
Australia	1-100	19	795	157
	101-1,000	124	59,959	12,200
	1,001-5,000	126	295,468	58,534
	5,000+	38	932,484	183,003
	Total	307	1,288,706	253,894

Belize	1-100	1	65	14
	101-1,000	0	0	0
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	65	14

Bermuda	1-100	0	0	0
	101-1,000	1	984	184
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	984	184

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
British Virgin Islands	1-100	0	0	0
	101-1,000	1	680	127
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	680	127

Canada	1-100	3	118	20
	101-1,000	18	6,765	1,161
	1,001-5,000	1	3,900	742
	5,000+	5	107,460	20,598
	Total	29	121,196	23,193

Hong Kong	1-100	0	0	0
	101-1,000	3	1,537	312
	1,001-5,000	2	7,683	1,489
	5,000+	1	15,340	2,874
	Total	6	24,560	4,675

India	1-100	0	0	0
	101-1,000	0	0	0
	1,001-5,000	1	1,904	356
	5,000+	1	7,422	1,390
	Total	2	9,326	1,746

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
Israel	1-100	0	0	0
	101-1,000	1	349	65
	1,001-5,000	1	1,354	253
	5,000+	0	0	0
	Total	2	1,703	318

Japan	1-100	0	0	0
	101-1,000	1	663	124
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	663	124

Lebanon	1-100	0	0	0
	101-1,000	1	254	47
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	254	47

Malaysia	1-100	0	0	0
	101-1,000	1	384	73
	1,001-5,000	1	1,057	198
	5,000+	0	0	0
	Total	2	1,441	271

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
New Zealand	1-100	4	311	59
	101-1,000	30	11,420	2,154
	1,001-5,000	15	33,744	6,390
	5,000+	2	16,504	3,124
	Total	51	61,979	11,727

Philippines	1-100	1	12	2
	101-1,000	0	0	0
	1,001-5,000	0	0	0
	5,000+	0	0	0
	Total	1	12	2

Romania	1-100	0	0	0
	101-1,000	0	0	0
	1,001-5,000	1	2,286	428
	5,000+	0	0	0
	Total	1	2,286	428

Singapore	1-100	0	0	0
	101-1,000	4	1,294	241
	1,001-5,000	0	0	0
	5,000+	1	23,085	4,326
	Total	5	24,379	4,567

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
South Africa	1-100	1	90	17
	101-1,000	5	3,094	640
	1,001-5,000	2	4,574	860
	5,000+	1	13,770	2,580
	Total	9	21,528	4,097

Switzerland	1-100	1	244	45
	101-1,000	6	4,099	771
	1,001-5,000	6	13,075	2,451
	5,000+	0	0	0
	Total	13	17,418	3,267

Turkey	1-100	0	0	0
	101-1,000	0	0	0
	1,001-5,000	2	3,503	656
	5,000+	0	0	0
	Total	2	3,503	656

Country of Residence of Eligible Holder	Range of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Holders as of March 16, 2010	Total Number of Cadbury Ordinary Shares (including those represented by Cadbury ADSs) for which these Eligible Holders Accepted the Offer as of March 16, 2010	Number of Eligible Shares Received by these Eligible Holders
United States	1-100	18	768	148
	101-1,000	65	27,015	5,271
	1,001-5,000	40	84,547	16,489
	5,000+	3	57,081	10,695
	Total	126	169,411	32,603

Total	1-100	48	2,403	462
	101-1,000	261	117,343	23,165
	1,001-5,000	201	457,482	89,786
	5,000+	52	1,173,146	228,590
	Total	562	1,750,374	342,003

PROSPECTUS

Kraft Foods Inc.

Class A Common Stock

Debt Securities

This prospectus contains a general description of the debt securities and shares of Class A common stock, which we refer to as “common stock” that Kraft Foods Inc. may offer for sale from time to time in one or more offerings. We will describe the specific terms of the securities that we offer, and the specific manner in which we may offer the securities, in one or more supplements to this prospectus at the time of each offering. We may sell these securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. One or more selling security holders may use this prospectus in connection with resales of shares of common stock or debt securities. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering. This prospectus may not be used to offer and sell these securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our principal executive offices are located at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093 and our telephone number is (847) 646-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2010

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Kraft Foods,” the “Company,” “we,” “us,” and “our” refer to Kraft Foods Inc. and its subsidiaries.

ABOUT THE COMPANY

We manufacture packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products, and market such products to consumers in approximately 160 countries.

We are a Virginia corporation with principal executive officers at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000 and our Internet website is www.kraftfoodscompany.com. Except for the documents incorporated by reference in this prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.kraftfoodscompany.com. In addition, Kraft Foods common stock is listed on the New York Stock Exchange (the “NYSE”) and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Kraft Foods and its financial condition, business and results.

We are incorporating by reference Kraft Foods’ filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement,:

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of shareholders incorporated by reference therein) and our Current Report on Form 8-K filed with the SEC on November 3, 2009 (as to Items 8.01 and 9.01), which updates the financial information in our Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K filed with the SEC on January 15, 2009, January 20, 2009, February 2, 2009, February 26, 2009, March 4, 2009, March 18, 2009, March 26, 2009 (Item 8.01 information only), May 7, 2009, May 21, 2009, June 22, 2009, July 31, 2009, September 8, 2009 (as to Item 5.02), September 8, 2009 (Item 8.01 information only), October 6, 2009, November 9, 2009 (as to Items 1.01 and 2.03), November 9, 2009 (Item 8.01 information only), December 1, 2009, December 4, 2009 (Item 8.01 information only), December 22, 2009, January 6, 2010, January 20, 2010 (Item 1.01 and 2.03 information only), February 1, 2010, February 3, 2010 (as to Items 2.01 and 9.01), and February 8, 2010; and

•

our Current Report on Form 8-K filed with the SEC on February 3, 2010 and which includes (i) the section entitled “Item 3: Key Information—Risk Factors” contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, (ii) the restated audited financial statements of Cadbury for the year ended December 31, 2008 and (iii) the unaudited financial data of Cadbury for the period ended June 30, 2009.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Office of the Corporate Secretary

Telephone: (847) 646-2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED FEBRUARY 12, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the information included in this prospectus and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by use of such words as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact they do not relate strictly to historical or current facts. We cannot guarantee that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. Investors should bear this in mind as they consider forward-looking statements and whether to invest in or remain invested in our securities. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we identify from time to time important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by us or on our behalf. These factors include the ones discussed under “Risk Factors” in our filings with the SEC incorporated by reference. It is not possible to predict or identify all risk factors. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common shares. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended September 30, 2009	Years Ended December 31,
		2008	2007	2006	2005	2004
Ratios of earnings to fixed charges	4.1x	2.8x	5.2x	6.1x	5.8x	5.5x

Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions which has been included in the provision for income taxes.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of October 17, 2001 between us and The Bank of New York (as successor to The Chase Manhattan Bank), as trustee.

This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Capitalized terms used below are defined under “Defined Terms.”

General

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable on any interest payment date;

•	or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•

currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;

•

whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•

whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•

the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•

the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•

any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

•	any other specific terms of the debt securities.

(Section 301)

We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus. (Section 301)

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	any successor is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;

•

the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform or observe;

•	immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

(Section 1009)

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

•	a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

(Section 513)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•

we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment and Transfer

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 305)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•

liens on property or shares of stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•

liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets; or

•	10% of our Consolidated Capitalization.

At September 30, 2007, our Consolidated Net Tangible Assets were $11.4 billion and our Consolidated Capitalization was $43.3 billion. (Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.

Defined Terms

We define “Subsidiaries” as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

We define “Principal Facility” as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define “Consolidated Net Tangible Assets” as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

We define “Consolidated Capitalization” as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange. (Section 305)

Registration of Transfer

You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•

issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

•	exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

Defeasance

Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•

depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•

cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•

add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

•	modify the indenture in order to continue its qualification under the Trustee Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•

reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•

reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

•

if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

The Bank of New York (as successor to The Chase Manhattan Bank) is the trustee under the indenture. The Bank of New York has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF COMMON STOCK

Kraft Foods is authorized to issue 3,000,000,000 shares of Class A common stock, without par value and 2,000,000,000 shares of Class B common stock, without par value, and 500,000,000 shares of preferred stock, without par value. As of February 4, 2010, there were 1,479,372,836 shares of Kraft Foods Class A common stock outstanding, and held of record by 80,898 shareholders, and no shares of Kraft Foods Class B common stock or preferred stock outstanding and we do not intend to issue any such shares. As of February 4, 2010, there were 145,304,250 shares of Kraft Foods Class A common stock reserved for outstanding stock options and other stock awards.

The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “KFT.” All outstanding shares of Kraft Foods common stock are validly issued, fully paid and nonassessable.

Our articles of incorporation, as amended, specify different rights for holders of Kraft Foods Class A common stock and Class B common stock with regard to dividends, liquidation, and corporate reorganization. However, all outstanding shares of Kraft Foods Class B common stock were converted to Kraft Class A common stock immediately prior to the Kraft Foods spin-off from Altria Group, Inc. Therefore, all information presented in this prospectus concerning the rights, preferences, qualifications, limitations or restrictions of our common stock relates to Kraft Foods Class A common stock only.

The following description of the terms of the Kraft Foods common stock is not complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our amended and restated by-laws. To find out where copies of these documents can be obtained, please see the section of this prospectus entitled “Where You Can Find More Information.”

Distribution

Subject to the preferences applicable to any shares of Kraft Foods preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation.

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions of the Articles of Incorporation and By-Laws

Various provisions contained in our articles of incorporation, as amended, and amended and restated by-laws could delay or discourage some transactions involving an actual or potential change in control of Kraft Foods or its management and may limit the ability of Kraft Foods shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•

provide that only the board of directors and the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of our capital stock;

•	provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and

•

allow our directors, and not our shareholders, to fill any vacancies on its board of directors, including vacancies resulting from amending the by-laws to increase the number of directors by 30% or less.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

In addition, to the extent this prospectus is used by any selling security holder to resell any common stock or debt securities, information with respect to the selling security holder and the plan of distribution will be contained in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS

Kraft Foods’ financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K, dated November 3, 2009 and the financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Cadbury plc as of and for the years ended December 31, 2008, 2007 and 2006, incorporated by reference in this prospectus, and the effectiveness of Cadbury’s internal control over financial reporting as at December 31, 2008 have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference from Kraft Food’s Current Report on Form 8-K, filed with the SEC on February 3, 2010, (which reports (i) express an unqualified opinion and include an explanatory paragraph that the financial statements and the related notes have been retrospectively restated for the adoption of the revised IAS 1 Presentation of Financial Statements in 2009, the change in the composition of the Cadbury’s reportable segments implemented in 2009 and the misclassification between cash and cash equivalents and short-term investments, as discussed in Note 1 to the consolidated financial statements, and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of the debt securities and Hunton & Williams LLP will pass upon the validity of the shares of common stock.